Exhibit 99.1

NEWS RELEASE

Halcón Resources Announces Add-On Offering of Senior Notes

HOUSTON, TEXAS — December 16, 2013 — Halcón Resources Corporation (NYSE: HK) (“Halcón” or the “Company”) today announced that, subject to market conditions, it intends to offer an additional $400 million in aggregate principal amount of its 9.75% senior unsecured notes due 2020 (the “additional senior notes”).  The additional senior notes are being offered as additional notes to the $750 million aggregate principal amount of 9.75% senior notes due 2020 that the Company sold in a private placement that settled on July 16, 2012.  The additional senior notes and the existing notes will be treated as a single class of debt securities and will have identical terms, other than the issue date and issue price, except that the additional senior notes will initially be subject to restrictions on transfer under applicable securities laws.

Halcón intends to use the net proceeds from the offering to repay a portion of the outstanding borrowings under its senior secured revolving credit facility.

The offering will be made only to qualified institutional buyers pursuant to Rule 144A and to certain persons in offshore transactions pursuant to Regulation S, each under the Securities Act of 1933 (the “Securities Act”), as amended.

The additional senior notes have not been registered under the Securities Act or any state securities law and, unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934.  Forward-looking statements are based on current beliefs and expectations and involve certain assumptions or estimates that involve various risks and uncertainties, such as financial market conditions, changes in commodities prices and the other risks discussed in detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and other subsequent filings with the Securities and Exchange Commission.  Readers should not place undue reliance on any such forward-looking statements, which are made only as of the date hereof.  Halcón has no duty, and assumes no obligation, to update forward-looking statements as a result of new information, future events or changes in the Company’s expectations.

About Halcón Resources

Halcón Resources Corporation is an independent energy company engaged in the acquisition, production, exploration and development of onshore oil and natural gas properties in the United States.

Contact:
Scott M. Zuehlke
VP, Investor Relations
Halcón Resources
(832) 538-0314